EXHIBIT 99.1

All For One Media Shareholder Update

PR Newswire

MOUNT KISCO, N.Y., Feb. 6, 2019 /PRNewswire/ --

Dear Fellow Shareholders,

It gives me great pleasure as Chief Executive Officer of All For One Media (OTCQB – AFOM) to share our recent accomplishments and visibility for 2019.

Operational Achievements:

•	Completed production of the full-length motion picture, entitled Drama Drama (f/k/a "Crazy For the Boys"). Drama Drama (the movie) is a musical dramedy that contains 14 original songs and captivating choreography built around a story of five unique high school senior girls, as well as capturing the themes of high school: teen angst, unrequited love, the mean popular girl, and peer pressure.

•	Engaged William Morris/Endeavor Content (WME) as the exclusive sales agent for the film. WME was founded in April 2009, after the merger of the William Morris Agency and the Endeavor Agency. WME represents artists across all media platforms, specifically movies, television, music, theatre, digital and publishing.

•	WME has begun to screen the movie for buyers, and the Company hopes to complete a sale within 60 days.

•	The Company is making plans to begin group activities for the launch of the band "Drama Drama" simultaneous to the release of the movie. An industry first, the release of a full-length film will be used to promote the launch of a pop group.

•	Began negotiations with several major record labels for distribution of the film soundtrack.

Financial Achievements:

•	Restructured Debt-- Since late October, the Company has repurchased and retired nearly $1,200,000 of potentially floorless convertible notes.

•	Entered into an Equity Financing Agreement with GHS Capital LLC (GHS) to raise up to $4m in capital. Under the terms of the agreement, AFOM can put shares to GHS at a competitive market discount. The Company has not utilized this instrument to date

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In conclusion, I would like to thank you for your interest in AFOM; and appreciate your continued support. In order to facilitate our relationship, I am initiating a robust shareholder communications program and look forward to hearing from each of you.

Sincerely,

Brian Lukow

Chief Executive Officer

This release contains forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results, specifically in the areas of future sales growth and profitability. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition, and other material risks. For more information regarding our company, please see: http://www.otcmarkets.com/stock/AFOM/filings

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SOURCE All For One Media Corp.

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